As filed with the Securities and Exchange Commission on March 27, 2017

Registration No. 333-216153

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON

FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

UNITEDHEALTH GROUP INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	41-1321939
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

UnitedHealth Group Center 9900 Bren Road East Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

Surgical Care Affiliates, Inc. 2016 Omnibus Long-Term Incentive Plan

Surgical Care Affiliates, Inc. 2013 Omnibus Long-Term Incentive Plan

Surgical Care Affiliates, Inc. Management Equity Incentive Plan

Surgical Care Affiliates, Inc. Directors and Consultants Equity Incentive Plan

(Full title of the plans)

Marianne D. Short

Executive Vice President and Chief Legal Officer

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(Name and address of agent for service)

(952) 936-1300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share (1)	1,020,755 shares	(2)	(2)	(2)

(1)	This Post-Effective Amendment No. 1 on Form S-8 covers 1,020,755 shares of common stock, par value $0.01 per share (“Common Stock”), of UnitedHealth Group Incorporated (the “Registrant”). of which (i) 184,207 shares of Common Stock are issuable in connection with the Surgical Care Affiliates, Inc. 2016 Omnibus Long-Term Incentive Plan, (ii) 541,755 shares of Common Stock are issuable in connection with the Surgical Care Affiliates, Inc. 2013 Omnibus Long-Term Incentive Plan, (iii) 284,504 shares of Common Stock are issuable in connection with the Surgical Care Affiliates, Inc. Management Equity Incentive Plan and (iv) 10,289 shares of Common Stock are issuable in connection with the Surgical Care Affiliates, Inc. Directors and Consultants Equity Incentive Plan (collectively, the “SCA Plans”). All 1,020,755 shares of Common Stock were originally registered on the Registration Statement on Form S-4 (Registration No. 333-216153), as amended. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional and indeterminate number of shares of Common Stock as may become offered or issuable under the SCA Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	The registration fees in respect of such shares of Common Stock were paid in connection with the original filing on February 21, 2017 of the Registrant’s Registration Statement on Form S-4 (File No. 333-216153), as amended. Such Registration Statement on Form S-4 was declared effective on March 22, 2017.

EXPLANATORY NOTE

The Registrant hereby amends its Registration Statement on Form S-4 (Registration No. 333-216153), as amended, which was declared effective on March 22, 2017 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment No. 1”) relating to shares of Common Stock that are issuable by the Registrant pursuant to outstanding stock options, restricted stock units and performance share awards granted under the SCA Plans. The Form S-4, as amended, is referred to herein as this “Registration Statement.” On March 24, 2017, Spartan Merger Sub 1, Inc., a wholly-owned subsidiary of the Registrant (“Offeror”), merged (the “Merger”) with and into Surgical Care Affiliates, Inc. (“SCA”), and immediately following the consummation of the Merger, SCA was merged (the “Subsequent Merger”) with and into Spartan Merger Sub 2, LLC, a wholly-owned subsidiary of the Registrant (“Merger Sub”), with Merger Sub continuing as the surviving company of the Subsequent Merger and as a wholly-owned subsidiary of the Registrant pursuant to the terms and conditions of the Agreement and Plan of Reorganization, dated as of January 7, 2017 (the “Merger Agreement”), by and among the Registrant, Merger Sub, Offeror and SCA.

Pursuant to the Merger Agreement, each outstanding SCA stock option that was outstanding immediately prior to the effective time of the Merger (the “Effective Time”) was converted into an option to purchase that number of shares of Common Stock (rounded down to the nearest whole number) equal to the product of (a) the number of shares of SCA common stock subject to such SCA stock option and (b) 0.336442, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price per share for such option immediately prior to the effective time of the Merger, by (2) 0.336442.

Pursuant to the Merger Agreement, each outstanding SCA restricted stock unit (“RSU”) outstanding immediately prior to the Effective Time was converted into restricted stock units of the Registrant’s Common Stock equal to the product of (a) the number of shares of SCA common stock subject to such SCA RSUs and (b) 0.336442, rounded down to the nearest whole number.

Pursuant to the Merger Agreement, each outstanding SCA performance share award (“SCA PSAs”) outstanding immediately prior to the Effective Time was assumed and converted into that number of performance share awards of the Registrant, rounded down to the nearest whole share, equal to the product of (x) the number of shares of SCA common stock subject to such SCA PSAs, with such number determined as of the closing date of the Merger, and (y) 0.336442.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Except to the extent furnished and not filed with the Securities and Exchange Commission (the “SEC”) pursuant to Item 2.02 or Item 7.01 of Form 8-K, or as otherwise permitted by SEC rules, the following documents previously filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a)	Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 8, 2017;

(b)	Current Reports on Forms 8-K filed on January 17, 2017 and March 13, 2017;

(c)	The portions of the Registrant’s Proxy Statement on Schedule 14A filed with the SEC on April 22, 2016, to the extent specifically incorporated by reference into Part III of Parent’s Annual Report on Form 10-K for the year ended December 31, 2015; and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A/A, filed with the SEC on July 1, 2015 (File No. 001-10864), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference in this Registration Statement. Any statement contained herein or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Delaware General Corporation Law. The Registrant is incorporated under the laws of Delaware. Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the shareholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. The Registrant’s Certificate of Incorporation provides that, to the fullest extent permissible under the Delaware General Corporation Law, the Registrant’s directors shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except that a director shall be liable to the extent provided by applicable law (1) for breach of the director’s duty of loyalty to the Registrant or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the Delaware General Corporation Law regarding the unlawful payment of dividends or stock redemptions or repurchases or (4) for any transaction from which the director derived an improper personal benefit.

Bylaws. The Registrant’s Bylaws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

The Registrant’s Bylaws provide that the Registrant shall advance to indemnified persons expenses incurred in defending any such proceedings, subject to an obligation to repay amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnified person is not entitled to be indemnified for such expenses under the Registrant’s Bylaws or otherwise.

Indemnification Agreements. The Registrant has entered into an indemnification agreement with each of its directors and executive officers, which provides, among other things, that the Registrant will indemnify each such person to the fullest extent permitted by law, subject to certain conditions, against all expenses and certain other amounts actually and reasonably incurred by such person in connection with proceedings in which such person is involved, or is threatened to become involved, because such person is or was a director or officer of the Registrant, by reason of any action or inaction on the part of such person, or by reason of the fact that such person is or was serving at the request of the Registrant as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other enterprise. The indemnification agreement also requires the Registrant, under certain circumstances, to advance expenses incurred by such person in connection with the investigation, defense, settlement or appeal of any such proceedings.

Other Insurance. The Registrant maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of the Registrant’s directors and officers and covers the Registrant for reimbursement of payments to the Registrant’s directors and officers in respect of such liabilities and expenses.

* * * * *

The above discussion of the Registrant’s Certificate of Incorporation, Bylaws, indemnification agreements and insurance arrangements, as well as the Delaware General Corporation Law, is not intended to be exhaustive and is qualified in its entirety by reference to such Certificate of Incorporation, Bylaws, indemnification agreements, insurance arrangements and statutes.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Exhibit

4.1	Certificate of Incorporation of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-A/A, Commission File No. 1-10864, filed on July 1, 2015)

4.2	Bylaws of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on February 12, 2016)

4.3	Surgical Care Affiliates Inc. 2016 Omnibus Long-Term Incentive Plan

4.4	Surgical Care Affiliates Inc. 2013 Omnibus Long-Term Incentive Plan

4.5	Surgical Care Affiliates Inc. Management Equity Incentive Plan

4.6	Surgical Care Affiliates Inc. Directors and Consultants Equity Incentive Plan

5.1	Opinion of Hogan Lovells US LLP as to the legality of the securities being issued*

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)*

24.1	Power of Attorney*

*	Previously filed as an exhibit to the Form S-4 as filed on February 21, 2017.

Item 9.  Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on the 27th day of March, 2017.

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ Stephen J. Hemsley
Stephen J. Hemsley
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities indicated on March 27, 2017.

Signature	Title

/s/ Stephen J. Hemsley	Director and Chief Executive Officer (principal executive officer)
Stephen J. Hemsley

/s/ John Rex	Executive Vice President and Chief Financial Officer
John Rex	(principal financial officer)

/s/ Tom Roos	Senior Vice President and Chief Accounting Officer
Tom Roos	(principal accounting officer)

*	Director
William C. Ballard, Jr.

*	Director
Richard T. Burke

*	Director
Robert J. Darretta

*	Director
Timothy P. Flynn

*	Director
Michele J. Hooper

*	Director
Rodger A. Lawson

*	Director
Glenn M. Renwick

*	Director
Kenneth I. Shine, M.D.

*	Director
Gail R. Wilensky, Ph.D.

*	The undersigned, by signing his name hereto, does hereby execute this Registration Statement on behalf of the directors of UnitedHealth Group Incorporated listed above pursuant to the Power of Attorney previously filed as Exhibit 24.1 to this Registration Statement.

By:	/s/ Richard J. Mattera
Richard J. Mattera
As Attorney-in-Fact

INDEX TO EXHIBITS

4.1	Certificate of Incorporation of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-A/A, Commission File No. 1-10864, filed on July 1, 2015)

4.2	Bylaws of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on February 12, 2016)

4.3	Surgical Care Affiliates Inc. 2016 Omnibus Long-Term Incentive Plan

4.4	Surgical Care Affiliates Inc. 2013 Omnibus Long-Term Incentive Plan

4.5	Surgical Care Affiliates Inc. Management Equity Incentive Plan

4.6	Surgical Care Affiliates Inc. Directors and Consultants Equity Incentive Plan

5.1	Opinion of Hogan Lovells US LLP as to the legality of the securities being issued*

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)*

*	Previously filed as an exhibit to the Form S-4 as filed on February 21, 2017.